Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS RECORD EARNINGS, NEW AWARDS AND BACKLOG FOR 2006

•	4TH QUARTER - EPS 90 CENTS, NEW AWARDS $4.9 BILLION
•	FULL YEAR NET EARNINGS RISE 16 PERCENT
•	OPERATING PROFITS GROW 28 PERCENT
•	NEW AWARDS UP 54 PERCENT TO $19.3 BILLION
•	BACKLOG CLIMBS 47 PERCENT TO $21.9 BILLION

IRVING, TEXAS, — March 1, 2007 — Fluor Corporation (NYSE: FLR) today announced financial results for its fourth quarter and year ended December 31, 2006.  Net earnings rose 16 percent to a record $264 million, or $2.95 per diluted share, compared with $227 million, or $2.62 per diluted share in 2005.  Full year results reflect substantial growth in the Oil & Gas, Industrial & Infrastructure and Global Services businesses, which was partly offset by cost overruns on fixed price projects in the Government segment.  Consolidated operating profits for the year were $557 million, up 28 percent from $436 million a year ago.  Operating margins increased to 4.0 percent from 3.3 percent in 2005, reflecting improvements in Oil & Gas and Industrial & Infrastructure.  Revenues rose 7 percent over 2005, to $14.1 billion, primarily due to growth in work performed in all segments except Industrial & Infrastructure.

                Full year new awards of $19.3 billion eclipsed the previous company record of $13.0 billion set in 2004.  New awards rose 54 percent over 2005 levels, driven by significant growth in Oil & Gas and Industrial & Infrastructure bookings.  Strong fourth quarter awards of $4.9 billion drove backlog to a record high of $21.9 billion, up 47 percent from the end of last year, and up 11 percent sequentially over the prior quarter-end.

“I am pleased with our overall performance in 2006,” said Chairman and Chief Executive Officer Alan Boeckmann.  “We are winning a significant number of new projects which have taken our backlog to an unprecedented level.  We expect sustained global demand for energy and infrastructure to continue to drive strong new awards for Fluor in 2007.”

“Earnings also rose to the highest level in Fluor’s history driven by strong results from our Oil & Gas, Industrial & Infrastructure and Global Services businesses.  These results reflect the significant global demand for the quality engineering and construction expertise that we provide to our diverse customer base,” added Boeckmann.

Corporate G&A expense for the year was $179 million compared with $144 million a year ago, mainly due to adoption of the new share-based compensation accounting standard, costs associated with the relocation of the company’s corporate headquarters to Irving, Texas, and non-operating income from a gain on sale of real estate which reduced last year’s G&A expense.  Fluor’s cash and cash equivalents grew to $976 million at year-end versus $789 million a year ago, reflecting substantial collection of receivables on Government contracts.  The debt-to-total capital ratio was 24 percent, up from 21 percent a year ago.

Outlook

Looking ahead to 2007, Fluor continues to see a favorable outlook for new project awards, with positive capital spending trends in most of our major markets.  Opportunities across all business segments continue to develop, with sizable prospects pending in the oil and gas, power, mining, and transportation markets.  The pipeline of new Oil & Gas projects is particularly strong, especially in downstream refining, where a number of Front End Engineering & Design (FEED) projects are underway that could result in sizable awards in the future.  Ongoing strength in new awards combined with strong backlog is expected to drive continued growth in 2007.  Based on the outlook for each of our five segments, earnings guidance for 2007 remains in the range of $3.50 to $3.80 per share.

Business Segments

Fluor’s Oil & Gas segment reported very strong operating profits for the year of $306 million, an increase of 26 percent, compared with $242 million in 2005.  Revenues increased two percent to $5.4 billion, versus the year ago period which included a $294 million settlement on a project in Venezuela.  Operating margins increased to 5.7 percent, reflecting the impact of excellent project performance and an increased level of higher margin front-end work during the year.  New awards increased 135 percent to $10.4 billion, including several large projects in the Middle East and a large refinery expansion in the United States.  Ending backlog rose to $12.0 billion, doubling from $6.0 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported operating profits of $76 million, compared with an operating loss of $17 million last year.  Improved results in 2006 reflect the favorable impact of good project performance, better margins on new projects and overhead spending reductions.  While 2006 results include provisions of $30 million on a road project in California, this is a substantial improvement over 2005 which included provisions of $24 million relating to the road project and $82 million which related to the unfavorable resolution of various project disputes.  Revenues of $3.2 billion were essentially flat with 2005.  New awards and backlog rose 90 percent and 40 percent, to $4.5 billion and $5.4 billion respectively, driven by a number of large mining, life sciences and infrastructure project awards.

The Government segment posted operating profits of $18 million, compared with $84 million a year ago.  Increased profit contributions from work for the Federal Emergency Management Agency (FEMA) were more than offset by loss provisions totaling $183 million relating primarily to fixed price embassy projects.  The 2005 period included embassy loss provisions of $56 million. Revenues increased 6 percent to $2.9 billion, from $2.7 billion last year, mainly due to disaster relief activities for FEMA, partly offset by lower Iraq reconstruction activity and lower revenues on Department of Energy contracts.  Operating margins declined to 0.6 percent, from 3.1 percent a year ago, as a result of the loss provisions mentioned above.

Operating profits for the Global Services segment grew by 34 percent in 2006 to $152 million, from last year’s $114 million, reflecting strong contributions across the segment including the positive impact of hurricane relief activities.  Revenues rose 36 percent to $2.1 billion, from $1.6 billion a year ago, mainly driven by growth in operations and maintenance work and the equipment services business line.  Operating margins held steady at 7.1 percent versus 7.2 percent a year ago.

Fluor’s Power segment reported $4 million in operating profits, down from $13 million in 2005, primarily due to a $9 million charge associated with the final dispute resolution on the Dearborn project.  Unit revenues increased 41 percent, to $542 million, reflecting progress on power generation and plant betterment projects.   Operating margins declined to 0.8 percent, from 3.5 percent a year ago, mainly due to the impact of the charge mentioned above.  Power segment backlog increased 15 percent to $1.3 billion.

Fourth Quarter Results

Net earnings for the fourth quarter were $81 million, or 90 cents per diluted share, compared with $65 million, or 74 cents per diluted share in 2005.  The fourth quarter of 2005 was substantially improved by a $9 million income tax benefit, compared with a $38 million income tax expense in the fourth quarter of this year.  Operating profits for the fourth quarter increased by 57 percent to $164 million, from $105 million a year ago which included $62 million in project loss provisions and a $19 million provision for employment taxes.  Strong growth in Oil & Gas, Industrial & Infrastructure and Global Services was partly offset by lower profits in the Government segment.  Revenues for the quarter declined 8 percent to $3.6 billion, compared with $4.0 billion a year ago, reflecting reductions in the volume of work performed in the Government and Industrial & Infrastructure segments.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 10:00 a.m. Eastern Standard Time on Friday, March 2, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com.  The webcast will be archived for 30 days following the call.

About Fluor Corporation`

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $14.1 billion in 2006.  For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts, including performance by our joint venture or teaming  partners, resulting in cost overruns or liabilities; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on March 1, 2007. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

(in millions, except per share amounts)

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2006	2005
Revenues	$3,633.2	$3,962.8
Costs and Expenses:
Cost of Revenues	3,469.3	3,858.2
Corporate G&A	50.1	52.9
Net Interest Income	(5.0)	(4.2)
Total Costs and Expenses	3,514.4	3,906.9
Earnings before Income Taxes	118.8	55.9
Income Tax Expense (Credit)	38.1	(9.2)
Net Earnings	$80.7	$65.1
Basic Earnings per Share
Net Earnings	$0.93	$0.76
Weighted Average Shares	86.8	85.4
Diluted Earnings per Share
Net Earnings	$0.90	$0.74
Weighted Average Shares	89.3	88.3
New Awards	$4,904.1	$3,403.1
Backlog	$21,877.7	$14,926.6
Work Performed	$3,469.7	$3,882.6

YEAR ENDED DECEMBER 31	2006	2005
Revenues	$14,078.5	$13,161.1
Costs and Expenses:
Cost of Revenues	13,522.0	12,725.1
Corporate G&A	178.8	143.7
Net Interest Income	(4.3)	(7.3)
Total Costs and Expenses	13,696.5	12,861.5
Earnings before Income Taxes	382.0	299.6
Income Tax Expense	118.5	72.3
Net Earnings	$263.5	$227.3
Basic Earnings per Share
Net Earnings	$3.05	$2.68
Weighted Average Shares	86.3	84.8
Diluted Earnings per Share
Net Earnings	$2.95	$2.62
Weighted Average Shares	89.2	86.7
New Awards	$19,276.2	$12,517.4
Backlog	$21,877.7	$14,926.6
Work Performed	$13,637.0	$12,888.7

FLUOR CORPORATION

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2006	2005
Revenues
Oil & Gas	$1,492.6	$1,446.8
Industrial & Infrastructure	858.9	1,114.9
Government	359.7	848.6
Global Services	710.6	461.6
Power	211.4	90.9
Total revenues	$3,633.2	$3,962.8

	$	%	$	%
Operating Profit (Loss) Margin $ and %
Oil & Gas	$85.7	5.7	$54.0	3.7
Industrial & Infrastructure	23.5	2.7	(17.2)	(1.6)
Government	9.7	2.7	34.3	4.0
Global Services	45.4	6.4	32.3	7.0
Power	(0.4)	(0.2)	1.2	1.3
Total Operating Profit (Loss) Margin $ and %	$163.9	4.5	$104.6	2.6

YEAR ENDED DECEMBER 31	2006	2005
Revenues
Oil & Gas	$5,368.0	$5,291.2
Industrial & Infrastructure	3,171.1	3,200.4
Government	2,859.9	2,708.2
Global Services	2,137.9	1,577.7
Power	541.6	383.6
Total revenues	$14,078.5	$13,161.1

	$	%	$	%
Operating Profit (Loss) Margin $ and %
Oil & Gas	$305.7	5.7	$242.0	4.6
Industrial & Infrastructure	76.4	2.4	(16.7)	(0.5)
Government	17.7	0.6	83.7	3.1
Global Services	152.4	7.1	113.7	7.2
Power	4.3	0.8	13.3	3.5
Total Operating Profit (Loss) Margin $ and %	$556.5	4.0	$436.0	3.3

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)
	DECEMBER 31, 2006	DECEMBER 31, 2005
Cash and Cash Equivalents	$976.1	$789.0
Total Current Assets	3,323.6	3,108.2
Total Assets	4,874.9	4,574.4
Total Short-Term Debt	372.5	330.0
Total Current Liabilities	2,406.3	2,339.3
Long-term Debt	187.1	92.0
Shareholders’ Equity	1,730.5	1,630.6

Total Debt to Capitalization %	24.4%	20.6%
Shareholders’ Equity Per Share	$19.66	$18.72

SELECTED CASH FLOW ITEMS

($ in millions)
	YEAR ENDED DECEMBER 31
	2006	2005

Cash Provided by Operating Activities	$296.1	$408.7

Investing Activities
Capital Expenditures	(274.1)	(213.2)
Other Items	36.3	54.1
Cash Utilized by Investing Activities	(237.8)	(159.1)

Financing Activities
Decrease in Short-Term Borrowings	—	(129.9)
Non-Recourse Project Financing	127.3	57.6
Issuance of Common Stock	—	41.8
Cash Dividends	(52.9)	(68.7)
Other Items	44.0	67.1
Cash Provided (Utilized) by Financing Activities	118.4	(32.1)

Effect of Exchange Rate Changes on Cash	10.3	(33.0)

Increase in Cash and Cash Equivalents	$187.0	$184.5

Depreciation	$124.1	$102.0

FLUOR CORPORATION

Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2006		2005		% Chg

Oil & Gas	$3,024	61%	$1,551	45%	95%
Industrial & Infrastructure	773	16%	720	21%	7%
Government	231	5%	601	18%	(62)%
Global Services	526	11%	165	5%	219%
Power	350	7%	366	11%	(4)%

TOTAL NEW AWARDS	$4,904	100%	$3,403	100%	44%

YEAR ENDED DECEMBER 31	2006		2005		% Chg

Oil & Gas	$10,410	54%	$4,430	36%	135%
Industrial & Infrastructure	4,455	23%	2,350	19%	90%
Government	2,170	11%	2,535	20%	(14)%
Global Services	1,606	9%	2,177	17%	(26)%
Power	635	3%	1,025	8%	(38)%

TOTAL NEW AWARDS	$19,276	100%	$12,517	100%	54%

BACKLOG TRENDS
($ in millions)

AS OF DECEMBER 31	2006		2005		% Chg

Oil & Gas	$11,986	55%	$6,044	40%	98%
Industrial & Infrastructure	5,438	25%	3,886	26%	40%
Government	840	4%	1,422	10%	(41)%
Global Services	2,337	10%	2,463	17%	(5)%
Power	1,277	6%	1,112	7%	15%

TOTAL BACKLOG	$21,878	100%	$14,927	100%	47%

United States	$9,010	41%	$5,290	35%	70%
The Americas	2,692	12%	2,518	17%	7%
Europe, Africa and the Middle East	9,080	42%	5,890	40%	54%
Asia Pacific	1,096	5%	1,229	8%	(11)%

TOTAL BACKLOG	$21,878	100%	$14,927	100%	47%